INTERIM INVESTMENT ADVISORY AGREEMENT

AGREEMENT MADE THIS 24th day of November, 2004, by and between CIGNA INVESTMENT SECURITIES, a Massachusetts business trust (the "Company"), and BLACKROCK ADVISORS, INC., a Delaware corporation (the "Adviser").

                                   WITNESSETH:

WHEREAS, the Company and the Adviser wish to enter into an agreement setting forth the terms upon which the Adviser will perform certain services for the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:


      1. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Company, subject to the control of the Board of Trustees of the Company, for the period and on the terms herein set forth. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided.

      2. (a) The Adviser, at its expense, will furnish continuously an investment program for the Company, will determine, subject to the control and periodic review of the Board of Trustees of the Company, what investments shall be purchased, held, sold or exchanged by the Company, and what portion, if any, of the assets of the Company shall be held in cash, cash equivalents or other temporary investments and will, on behalf of the Company, make changes in the Company's investments.

            (b) The Adviser, at its own expense, shall place orders for the purchase and sale of portfolio securities for the Company's account with brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Company the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a Company portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonab1e in relation to the value of the brokerage and research services provided by such broker or dea1er--viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

      3. In addition to performing at its own expense the obligations set forth in paragraph 2 hereof, the Adviser shall furnish at its own expense or pay the expenses of the Company for


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office space in the offices of the Adviser or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment.

      4. Except as otherwise agreed by the Advisor, nothing in paragraph 3 hereof shall require the Adviser to bear, or to reimburse the Company for:

            (a) any of the costs of printing and mailing proxy materials of the Company;

            (b) the costs of printing and mailing of sales literature and offering circulars required by regulatory authorities;

            (c) compensation of the Trustees of the Company who are not directors, officers or employees of the Adviser or any of its subsidiaries;

            (d) registration, filing and other fees in connection with requirements of regulatory authorities or listing or obtaining trading privileges on stock exchanges;

            (e) the charges and expenses of the custodian and other third parties appointed by the Company for custodial, paying agent, transfer agent and plan agent services;

            (f) charges and expenses of independent accountants retained by the Company;

            (g) charges and expenses of any transfer agents and registrars appointed by the Company;

            (h) issue and transfer taxes, brokers' commissions chargeable to the Company in connection with securities transactions to which the Company is a party, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended from time to time;

            (i) taxes and fees payable by the Company to federal, state or other governmental agencies;

            (j) the cost of stock certificates (if any) representing shares of the Company;

            (k) legal fees and expenses in connection with the affairs of the Company, including registering and qualifying its shares with federal and state regulatory authorities; and

            (1) expenses of shareholders' and trustees' meetings.

      5. The Adviser shall indemnify the Company against any expense of personnel of the Adviser, or any affiliate of the Adviser, which might otherwise have been charged to the Company under any provision of this Agreement.

      6. The Adviser agrees to hold the Company harmless with respect to any and all damages the Company may sustain resulting from any dishonest act of any employee or agent of the Adviser. This paragraph 6 is in addition to, and not by way of limitation of, any other rights of indemnification which the Company may have hereunder or otherwise.


      7. The services of the Adviser to the Company hereunder are not to be deemed exclusive and the Adviser shall be free to render similar service to others so long as its services hereunder are not impaired or interfered with thereby.


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      8. (a) As compensation for all services to be rendered by the Adviser hereunder, the Company shall pay the Adviser an investment advisory fee at an annual rate of 0.55% of the first $75 million of the Company's average net assets, and 0.40% of average net assets in excess of $75 million. The Company's average net asset value shall be determined as of the close of business on the last day in each week in which the New York Stock Exchange is open for trading, and such other times as the Board of Trustees of the Company shall determine. Said fee shall be paid in monthly installments promptly following the end of each month and each installment shall be based on the average of the weekly net asset values of the Company computed during such month by the Adviser.

            (b) The fee as described in the paragraph 8(a) shall be reduced in any fiscal year of the Company by the amount that the expenses of the Company, including such fee but excluding taxes, transaction costs incurred in acquiring and disposing of portfolio securities, interest and extraordinary expenses, exceed the total of 1 1/2% of the first $30 million of the Company's average monthly net asset value and 1% of the excess over $30 million or the expense limits imposed upon investment companies then selling their shares by the securities commissions of the states in which the companies were registered for sale, whichever is higher. Reductions shall be made at the time of each monthly payment on an estimated basis, if appropriate, and an adjustment to reflect the reduction on an annual basis shall be made, if necessary, in the fee payable with respect to the last month in any fiscal year of the Company. The Adviser shall promptly refund any amount paid in excess of the fee determined to be due for such year.

            (c) The compensation provided in this paragraph 8 shall be the only compensation to which the Adviser shall be entitled under this Agreement.

            (d) If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Adviser's compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average of the weekly net asset values of the Company during such fraction of a month (or, if none, to the asset value of the Company as calculated on the last day of the preceding month on which the New York Stock Exchange was open for trading) and in the proportion that such fraction of a month bears to the entire month.

      9. (a) This Agreement will take effect on the date of this Agreement, and unless sooner terminated, this Agreement will terminate on the 150th day following the date of termination of the predecessor agreement between the Company and TimesSquare Capital Management, Inc.


            (b) This Agreement shall immediately terminate in event of its assignment (as that term is defined in the Investment Company Act of 1940).

            (c) This Agreement may be terminated by the Adviser on 90 days' written notice to the Company.

      10. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Company is c/o TimesSquare Capital Management, Inc., 280 Trumbull Street, Hartford, CT 06103 and that of the Adviser for this purpose shall be 100 Bellevue Parkway, Wilmington, DE 19809.


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      11. INTERIM CONTRACT PROVISIONS. Notwithstanding any other provision of this Agreement:

            (a) Prior to this Agreement being approved by a vote of a majority of the Company's outstanding voting securities in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"): (i) in no event shall compensation paid to the Adviser hereunder exceed the amount permitted by Rule 15a-4 under the 1940 Act; (ii) all fees payable to the Adviser hereunder shall be held in an interest-bearing escrow account with the Company's custodian or a bank (the "Escrow Account"); and (iii) this Agreement may be terminated at any time without the payment of any penalty, by vote of the Trustees of the Company or by a vote of a majority of the outstanding voting securities of the Company on 10 days' prior written notice to the Adviser. Funds held in the Escrow Account, including interest earned, shall be paid to the Adviser promptly after approval of this Agreement by the vote of a majority of the Company's outstanding voting securities in accordance with the 1940 Act, provided that such approval is obtained no later than 150 days after the date of this Agreement.

            (b) If this Agreement is not approved by a vote of a majority of the Company's outstanding voting securities within the time period stated above in paragraph 9(a), (i) this Agreement shall immediately terminate; and (ii) the Adviser shall receive from the Escrow Account the lesser of: (A) the sum of the amount of any costs incurred by the Adviser in performing its duties under this Agreement prior to such termination plus any interest earned on that amount, and
(B) the sum of the amount deposited in the Escrow Account plus any interest earned on that amount.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

CIGNA INVESTMENT SECURITIES                  BLACKROCK ADVISORS, INC


By                                           By
   --------------------------------             --------------------------------
   Jeffrey S. Winer                             Anne F. Ackerley
   Vice President and Secretary                 Managing Director


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